Exhibit 99.1

InSite Vision Reports Fourth Quarter and Full-Year 2013 Financial Results

Alameda, Calif., March 27, 2014 – InSite Vision Incorporated (OTCBB: INSV) today reported financial results for the quarter and year ended December 31, 2013. Revenues for the year ended December 31, 2013 were $30.8 million compared to $21.6 million for the same period in 2012. Net income for the year ended December 31, 2013 was $5.8 million, or $0.04 per share, compared to a net loss of $8.3 million, or $0.06 per share, in 2012. Revenues for the fourth quarter of 2013 were $1.1 million compared to $5.4 million for the same period in 2012. Net loss for the fourth quarter of 2013 was $5.0 million, or $0.04 per share, compared to a net loss of $1.8 million, or $0.01 per share, in the fourth quarter 2012. As of December 31, 2013, cash, cash equivalents and short-term investments totaled $8.3 million.

“2013 was a year of consistent execution across our business. We completed and reported results from two Phase 3 clinical trials: BromSite for post-cataract surgery and the DOUBle study of AzaSite Plus and DexaSite for blepharitis. In addition, we raised non-dilutive funds through the sale of our Besivance royalty and strengthened our intellectual property position with protection of our DuraSite 2 technology,” said Timothy Ruane, InSite’s Chief Executive Officer. “InSite remains focused on advancing our late-stage candidates toward approval, fostering a successful working relationship with the FDA and European regulatory agencies and strategically building our pipeline of novel ophthalmic therapeutics.”

Recent Corporate Developments

•	In February 2014, InSite announced that 2013 net sales of Besivance® (besifloxacin ophthalmic suspension) 0.6% achieved the levels necessary for the company to earn an additional $1 million milestone payment under InSite’s agreement with SWK Funding LLC and Bess Royalty, L.P., which purchased the Besivance royalty in April 2013. Besivance is marketed by Bausch & Lomb, now owned by Valeant Pharmaceuticals International.

•	In December 2013, InSite announced positive results from the second and confirmatory Phase 3 clinical trial of BromSite™ for the reduction of inflammation and pain after cataract surgery. This study enrolled 248 patients undergoing cataract surgery in a two-arm trial evaluating the efficacy and safety of BromSite against the DuraSite vehicle alone. BromSite combines a low dose (0.075%) of the non-steroidal anti-inflammatory drug (NSAID) bromfenac with InSite’s DuraSite drug delivery technology.

BromSite achieved statistically significant superiority compared to vehicle (p=0.01) for the primary endpoint of inflammation and for the secondary endpoint of post-surgical reduction in pain (p<0.001). BromSite also achieved a third endpoint of reduction in inflammatory flare (p<0.01). InSite intends to file the New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for marketing approval in the United States in the second half of 2014.

•	In October 2013, InSite announced that the United States District Court for the District of New Jersey upheld all four of the patents protecting AzaSite® (azithromycin 1% ophthalmic solution) in a patent infringement lawsuit against Sandoz Inc. On November 4, 2013, Sandoz filed an appeal of this decision to the United States Court of Appeals for the Federal Circuit. Sandoz filed an Abbreviated New Drug Application (ANDA) with the FDA in 2011 seeking to market a generic version of AzaSite before expiration of the patents covering AzaSite and its use.

•	AzaSite net sales have continued to decline since Merck terminated sales promotion of the drug in August 2013 and the decline was exacerbated by a supply shortage about the time that Merck sold AzaSite to Akorn, Inc. in November 2013. Only recently was Akorn able to make the drug available in the United States.

With the significant decline in AzaSite net sales, we expect that InSite will trigger an event of default on the AzaSite notes on May 15, 2014 and ultimately lose the rights to receive further AzaSite royalties.

Full Year 2013 Results Summary

Total revenues for the year ended December 31, 2013 were $30.8 million compared to $21.6 million for the same period in 2012. In April 2013, InSite sold the rights to receive royalty payments on sales of Besivance, beginning on January 1, 2013, for $15 million at closing, with an additional $1 million paid in February 2014 after certain 2013 Besivance sales targets were met. $0.5 million of previously recorded Besivance royalties were netted against the sales price as the sale of the Besivance royalty rights was retroactive to the beginning of 2013.

In November 2013, Akorn, Inc. acquired the rights to commercialize AzaSite in North America through its acquisition of Inspire Pharmaceuticals, Inc. from Merck. In 2013, revenues also included $3.8 million of earned royalties based on net sales of AzaSite and an additional $10.5 million in minimum royalty true-up payments from Merck. In 2012, revenues included $7.6 million of earned royalties and $11.9 million in additional minimum royalties from Merck and $2.1 million in royalties from net sales of Besivance. Earned AzaSite royalties declined by 49% in 2013 compared to 2012, which resulted from Merck’s termination of sales promotion of AzaSite in August 2013 and a supply shortage of AzaSite due to a scheduled production suite upgrade at the AzaSite manufacturing plant in the fourth quarter of 2013. Merck’s obligation to make minimum royalty payments terminated on September 30, 2013 and Akorn has no obligation to make minimum royalty payments.

Research and development (R&D) expenses for the year ended December 31, 2013 were $11.6 million compared to $15.5 million in 2012. In 2013, R&D expenses primarily related to InSite’s second BromSite Phase 3 clinical trial. In 2012, R&D expenses primarily related to the AzaSite Plus/DexaSite Phase 3 clinical trial and the first BromSite Phase 3 clinical trial.

General and administrative (G&A) expenses for each of the years ended December 31, 2013 and 2012 were flat at $5.8 million.

Interest expense and other, net, was $7.9 million for the year ended December 31, 2013 compared to $9.5 million in 2012. Interest expense decreased in 2013 as a result of principal payments on secured notes payable issued by a wholly-owned subsidiary of InSite.

Net income for the year ended December 31, 2013 was $5.8 million, or $0.04 per share, largely driven by the sale of the rights to receive royalty payments on sales of Besivance and the receipt of minimum required AzaSite royalties from Merck, compared to a net loss of $8.3 million, or $0.06 per share in 2012.

InSite had cash, cash equivalents and short-term investments of $8.3 million at December 31, 2013. Total operating cash usage in 2013 was $16.6 million. InSite expects that cash on hand, anticipated cash flow from operations and current cash commitments to InSite will only be adequate to fund operations until approximately September 2014. If InSite is unable to secure sufficient additional funding prior to that time, InSite likely will need to cease operations and liquidate its assets. In addition, InSite’s subsidiary received insufficient royalties on AzaSite sales to make the interest payment in full on the subsidiary’s secured notes that was due on February 15, 2014. If InSite does not receive AzaSite royalties sufficient to pay in full the recent shortfall (plus interest thereon) by May 15, 2014, the subsidiary will trigger an event of default under the indenture for the notes. InSite has no intention to use its funds to pay this shortfall and an event of default is likely on May 15, 2014.

Fourth Quarter 2013 Results Summary

Total revenues decreased to $1.1 million for the fourth quarter of 2013 compared to $5.4 million for the same period in 2012. In the fourth quarter of 2013, revenues included an additional $1.0 million milestone payment after certain 2013 Besivance sales targets were met. Earned royalties from Merck and Akorn for net sales of AzaSite were less than $0.1 million, largely as a result of the supply shortage for the fourth quarter of 2013. In the fourth quarter of 2012, earned royalties from Merck were $2.1 million and included an additional minimum royalty payment of $2.6 million.

R&D expenses for the fourth quarter of 2013 were $2.2 million compared to $4.1 million in the same period in 2012. For the fourth quarter of 2013, program expenses were primarily related to costs of InSite’s second and confirmatory BromSite Phase 3 clinical trial. For the fourth quarter of 2012, program expenses were primarily related to costs of the first BromSite Phase 3 clinical trial and the AzaSite Plus/DexaSite DOUBle Phase 3 clinical study.

G&A expenses for each of the fourth quarters of 2013 and 2012 were $1.4 million.

Net loss for the fourth quarter of 2013 was $5.0 million, or $0.04 per share, compared to net loss of $1.8 million, or $0.01 per share, in the fourth quarter of 2012. Net loss was lower in 2012 primarily due to additional minimum royalties received from Merck.

Conference Call Today

InSite management will host a conference call today, March 27, 2014, beginning at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time to discuss full year and fourth quarter 2013 financial results.

Analysts and investors can participate in the conference call by dialing 888-679-8018 for domestic callers and 617-213-4845 for international callers using the pass code 98632984. A telephone replay will be available following the conclusion of the call by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers using the pass code 93867145.

The live conference call will also be webcast and available on the Investor Relations page of the company’s website at http://www.insitevision.com. A copy of this press release will be furnished to the Securities and Exchange Commission on a Form 8-K and posted on InSite’s website prior to the call.

About InSite Vision

InSite Vision is advancing new ophthalmologic products for unmet eye care needs based on its innovative DuraSite® platform technologies. The DuraSite and DuraSite 2 drug delivery systems extend the duration of drug retention on the surface of the eye, thereby reducing the frequency of treatment and improving the efficacy of topical drugs.

The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, marketed in the U.S. by Akorn Pharmaceuticals; and Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch + Lomb, a wholly owned subsidiary of Valeant Pharmaceuticals International. InSite Vision is preparing a new drug application (NDA) for the commercial approval by the U.S. Food & Drug Administration (FDA) of BromSite™ for the prevention of pain and inflammation associated with ocular surgery. InSite Vision is also in discussions with the FDA regarding the potential advancement of two novel ophthalmic therapeutics through Phase 3 clinical studies: AzaSite Plus™ and DexaSite™ for the treatment of eye infections, and has a pipeline of earlier-stage product candidates based on its platform technologies. For further information on InSite Vision, please visit www.insitevision.com.

Forward-Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, such as: the length of time that InSite’s cash is expected to fund its operations; InSite’s plans and expectations with respect to raising additional funds to fund its operations; the likelihood that InSite’s subsidiary will default on the AzaSite Notes and the ramifications thereof; the status of InSite’s clinical trials; the expected timing of filing an NDA with the FDA for BromSite; InSite’s plans with respect to AzaSite Plus and DexaSite, InSite’s plans with respect to its DuraSite 2 platform technology; InSite’s plans with respect to its other product candidates; the benefits of and prospects for InSite’s product candidates; and the statements in the quote from its Chief Executive Officer. Such statements entail a number of risks and uncertainties, including but not limited to: InSite’s ability to raise additional funding in sufficient amounts and on acceptable terms to continue its operations beyond September 2014, that InSite will lose all rights to future royalties on its AzaSite product if its subsidiary defaults on the AzaSite Notes, InSite’s Phase 3 clinical trials, including its recently completed BromSite Phase 3 clinical trial, may not meet their respective clinical endpoints or otherwise may not meet the objectives and requirements of the trials; it may take longer than expected to announce the results of such trials; that the FDA may not agree with InSite’s proposed pathway for the future development of AzaSite Plus and DexaSite; that InSite may not be successful in filing an NDA for BromSite with the FDA on its anticipated schedule or at all; the impact on InSite of any default on the AzaSite Notes issued by its subsidiary, including its ability to raise additional funding; and any resulting foreclosure or other remedy sought by the holders of such notes; InSite’s ability to effectively design and conduct clinical trials for its product candidates; InSite’s reliance on third parties for the commercialization of its products including Akorn and the effectiveness of the efforts of these third parties; the impact on InSite’s royalties from Merck’s termination of sales representative promotional activities for AzaSite; the ability of InSite to maintain its corporate collaborations, particularly with Akorn; the ability of InSite to enter into and maintain future corporate collaborations for its product candidates; InSite’s ability to develop products incorporating DuraSite 2 technology and its ability to license DuraSite 2 to third parties on favorable terms, or at all; InSite’s ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others and determinations of the U.S. Patent and Trademark Office regarding same; InSite’s ability to expand its product candidates and advance them through the clinic; InSite’s ability to effectively and on a timely basis enroll patients into its clinical trials, efficiently acquire materials necessary for its clinical trials and complete such clinical trials in a timely manner; InSite’s ability to compete effectively, either alone or through its partners; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite outside of North America; and determinations by the U.S. Food and Drug Administration. Reference is made to the discussion of these and other risk factors detailed in InSite’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports and other filings with the Securities and Exchange Commission. Any forward-looking statements or projections are based on the limited information currently available to InSite, which is subject to change and readers should not place undue reliance on any such forward-looking statements. Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

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Contact Information	Media and Investor inquiries
InSite Vision	BCC Partners
Louis Drapeau, Chief Financial Officer	Michelle Corral
510.747.1220	415.794.8662
mail@insite.com	Karen L. Bergman
650.575.1509

AzaSite® and DuraSite® are registered trademarks of InSite Vision Incorporated.

AzaSite Plus™, BromSite™ and DexaSite™ are trademarks of InSite Vision Incorporated.

BESIVANCE® is a registered trademark of Bausch + Lomb Incorporated.

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three Months and Year Ended December 31, 2013 and 2012

(in thousands, except per share amounts; unaudited)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Revenues	$1,068	$5,413	$30,822	$21,641

Expenses:
Research and development	2,208	4,082	11,578	15,479
General and administrative	1,398	1,392	5,754	5,781
Cost of revenues, principally royalties to third parties	3	298	385	1,062

Total expenses	3,609	5,772	17,717	22,322

Income (loss) from operations	(2,541)	(359)	13,105	(681)
Interest expense and other, net	(1,812)	(2,212)	(7,896)	(9,494)
Change in fair value of warrant liability	(640)	753	572	1,898

Net income (loss)	$(4,993)	$(1,818)	$5,781	$(8,277)

Net income (loss) per share:
Basic	$(0.04)	$(0.01)	$0.04	$(0.06)

Diluted	$(0.04)	$(0.01)	$0.04	$(0.06)

Weighted average shares used in per-share calculation:
Basic	131,951	131,951	131,951	131,951

Diluted	131,951	131,951	132,433	131,951

Condensed Consolidated Balance Sheets

At December 31, 2013 and 2012

(in thousands; unaudited)

	December 31, 2013	December 31, 2012
Assets:
Cash, cash equivalents and short-term investments	$8,251	$9,322
Receivables, prepaid expenses and other current assets	2,235	5,394
Debt issuance costs, net	2,248	2,666
Property and equipment, net	1,431	377

Total assets	$14,165	$17,759

Liabilities and stockholders’ deficit:
Accounts payable and accrued expenses	$4,451	$4,450
Accrued interest	826	1,038
Warrant liability	1,685	2,257
Lease incentive	1,076	—
Non-recourse secured notes	41,281	51,883
Stockholders’ deficit	(35,154)	(41,869)

Total liabilities and stockholders’ deficit	$14,165	$17,759